Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE QUARTER ENDED AUGUST 31, 2019

GREYSTONE LOGISTICS, INC.

Tulsa, OK—11/5/2019—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports record quarterly sales for the first quarter of fiscal year 2020.

Sales for the three months ended August 31, 2019 were $18,664,509 compared to $18,206,110 for the three months ended August 31, 2018 for an increase of $458,399. Greystone’s sales to major customers in the quarter ended August 31, 2019 were 87% of sales compared to 84% in the same period last year. Greystone’s net income was $619,299 in the three months ended August 31, 2019 compared to $764,908 in the same period last year. Greystone recorded net income available to common stockholders for the current quarter of $442,250, or $.02 per share, compared to $601,388, or $0.02 per share, in the same period last year. EBITDA for current quarter of fiscal year 2020 was $2,589,178 compared to $2,562,139.

“Sales during the first quarter of fiscal year 2020 were slightly ahead of the prior year pace”, stated CEO Warren Kruger. Kruger continued, “Sales to the pallet pooling company increased 43% over the prior period while one of our major customers rescheduled pallet shipments originally intended for the first quarter of the current year under an existing purchase order until later in the year. We anticipate record sales again for the year.

“Our quest to improve profit margins showed progress during this first quarter of the current year. We are focusing on margin management in four areas - 1) More throughput on existing machines; 2) Lower raw material costs by processing more material inhouse as opposed to outsourcing; 3) More efficiency for our great employees with automation; 4) Less machine downtime.”

A software program that controls the injection flow of plastic resin into molds and can control pressure changes in nano-seconds was installed on two machines and has resulted in substantial increases in pallet production. The software and related hardware have been ordered for installation on the other machines. Reductions in machine downtime have also shown improvement although during the quarter we had to retire one of the older pieces of equipment. This machine will be replaced in the first few months of calendar year 2020 with a large tonnage equipment line. Robot installation remains behind schedule and we are pushing hard for completion as we continue to push for more automation in our operation.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2019.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Three Months Ended August 31, 2019 and 2018

	2019	2018
Net Income	$619,299	$764,908
Income Taxes	185,000	331,600
Depreciation and Amortization	1,303,968	1,053,003
Interest Expense	480,911	412,628
EBITDA (A)	$2,589,178	$2,562,139

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com